Exhibit 99.1

FOR IMMEDIATE RELEASE

Flexion Therapeutics Reports Second-Quarter 2015 Financial Results

Recent Highlights

•	Advanced FX006, company’s lead program, for the treatment of moderate to severe osteoarthritis (OA) pain by completing patient enrollment in Phase 3 clinical trial ahead of schedule and preparing to announce top-line pivotal data from Phase 2b clinical trial in September (also ahead of schedule)

•	Added Patheon as a contract manufacturer, in addition to Evonik Corporation, to bolster manufacturing capacity for planned commercialization of FX006

•	Entered into a $30 million syndicated senior secured-term loan facility primarily to finance expansion of manufacturing capacity

•	Published a manuscript describing final study results from a completed Phase 2b clinical trial of FX006 in the Journal of Bone and Joint Surgery (JBJS)

•	Announced a U.S. Department of Defense (DoD) grant worth approximately $2 million to conduct a Phase 2 clinical trial to study FX006 in active military and medically retired veterans with post-traumatic OA

BURLINGTON, Mass., August 6, 2015 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today announced financial results for the second quarter ended June 30, 2015.

“In the last several months, the team at Flexion has taken important steps to advance our lead program, FX006 (an intra-articular, sustained release steroid for the treatment of patients with moderate to severe OA knee pain) toward a potential New Drug Application (NDA) filing in 2016,” said Michael Clayman, M.D., Flexion Therapeutics President and Chief Executive Officer. “We recently completed enrollment in our second pivotal trial (Phase 3) for the product candidate and expect to announce top-line pivotal data from our Phase 2b clinical trial in September. Also, we added Patheon as a second contract manufacturer, in addition to Evonik Corporation, to expand our manufacturing capacity for the planned commercialization of the compound.”

Second-Quarter Financial Results

The company reported a net loss of $12.4 million for the second quarter of 2015, compared to a net loss of $5.9 million for the second quarter of 2014.

Research and development expenses were $9.6 million in the second quarter of 2015, compared to $3.6 million for the same period in 2014, due to an increase in FX006 program expenses related to the pivotal Phase 2b and Phase 3 clinical trials and higher expenses related to manufacturing scale-up.

General and administrative expenses were $2.9 million in the second quarter of 2015, as compared to $2.2 million for the same period in 2014, due primarily to increases in salary and related costs associated with increased headcount, including stock based compensation expense.

For the six months ended June 30, 2015, the company reported a net loss of $21.6 million, compared to a net loss of $12.5 million for the same period in 2014.

Research and development expenses were $15.9 million for the six months ended June 30, 2015 compared to $7.8 million for the same period in 2014, due to an increase in FX006 program expenses related to the pivotal Phase 2b and Phase 3 clinical trials and higher expenses related to manufacturing scale-up. Increases in salary and other employee related costs, including stock compensation expense, also contributed to the higher spending level.

General and administrative expenses were $5.7 million for the six months ended June 30, 2015 compared to $4.5 million for the same period in 2014, due to salary and related employee costs, including stock compensation expense, due to additional headcount.

As of June 30, 2015, the company had $127.4 million in cash, cash equivalents, and marketable securities compared to $151.6 million as of December 31, 2014.

Second Quarter Highlights and Recent News:

•	In July 2015, we completed enrollment in a Phase 3 clinical trial with FX006 in patients with moderate to severe OA knee pain. Given the rapid enrollment achieved in the Phase 3 trial, Flexion now expects to report topline data in the first quarter of 2016, ahead of schedule. Topline data from Flexion’s ongoing pivotal Phase 2b clinical trial is also expected to be reported earlier than planned.

•	Also in July 2015, we entered into a strategic manufacturing and supply agreement with Patheon, a leading global provider of high-quality drug development and delivery solutions to the pharmaceutical and biopharmaceutical industries, for the manufacture of FX006. This agreement complements Flexion’s existing manufacturing relationship with Evonik Corporation to create additional supply for FX006.

•	To help finance the expansion of our manufacturing and supply capacity with our contract manufacturing organizations, we recently entered into a $30 million syndicated senior secured-term loan facility with Midcap Financial and Silicon Valley Bank. We have drawn down $15 million under the facility and may draw down the remaining $15 million following receipt of positive data from our Phase 3 clinical trial of FX006 sufficient to file an NDA, subject to other customary conditions. The borrowings mature in February 2020 and we have the right to repay all borrowed funds and terminate the facility at any time, subject to prepayment fees.

•	In June 2015, a manuscript describing final study results from a completed Phase 2b clinical trial of FX006 was published online in the Journal of Bone and Joint Surgery (JBJS). In such study, the results demonstrated that FX006 provided superior pain relief to the current standard of care in the treatment of OA of the knee.

•	In April 2015, we announced that the DoD awarded us a grant worth approximately $2 million and that, in connection with the DoD grant, we initiated a Phase 2 clinical trial investigating FX006 as a treatment for OA pain in active military and medically retired veterans with post-traumatic OA of the knee.

About Flexion Therapeutics

Flexion is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel pain therapies. The company is currently advancing a portfolio of local, injectable drug candidates that have the potential to provide better and more persistent analgesia compared with existing therapy. The company’s lead program, FX006, is an intra-articular sustained-release steroid in development for patients with moderate to severe OA pain. The company also has two additional product candidates, FX007, a locally administered TrkA receptor antagonist for post-operative pain, and FX005, an intra-articular, sustained-release p38 MAP kinase inhibitor for end-stage OA patients.

Conference Call

At 4:30 p.m. ET today, Flexion’s management will host a conference call and webcast to review the Company’s first quarter financial results and provide a general business update. The dial-in number for the conference call is (855) 770-0022 for domestic participants and (908) 982-4677 for international participants, with Conference ID # 92908008. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website at www.flexiontherapeutics.com. A webcast replay will be available online after the call.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including statements relating to the future of Flexion; its ongoing development of its product candidates; expected timing and results of the ongoing Phase 2b clinical trial, the DoD-funded Phase 2 clinical trial, and the ongoing Phase 3 clinical trial; plans and timing for regulatory submissions; anticipated clinical and other milestones (including the timing of such milestones); and potential benefits of FX006, are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with the process of discovering, developing and obtaining regulatory approval for drugs that are safe and effective for use as human therapeutics, the fact that results of past clinical trials may not be predictive of subsequent trials, the fact that Flexion relies on third parties to manufacture and conduct the clinical trials of its product candidates, which could delay or limit their future development or regulatory approval, the fact that Flexion will require additional capital, including prior to commercializing FX006 or any of its other product candidates, and may be unable to obtain such additional capital in sufficient amounts or on terms acceptable to it, the risk that Flexion’s patents may be challenged or invalidated, and other risks and uncertainties described in Flexion’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Flexion’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. You are encouraged to read Flexion’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and Flexion undertakes no obligation to update or revise any of the statements.

FLEXION THERAPEUTICS

CONDENSED STATEMENT OF OPERATIONS

(in thousands, except for per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	9,640	3,615	15,895	7,766
General and administrative	2,904	2,234	5,664	4,518

Total expenses	12,544	5,849	21,559	12,284

Loss from operations	(12,544)	(5,849)	(21,559)	(12,284)
Interest income (expense), net	440	28	405	(52)
Other income (expense)	(333)	(110)	(456)	(137)

Loss from operations before income tax	(12,437)	(5,931)	(21,610)	(12,473)

Net loss	(12,437)	(5,931)	(21,610)	(12,473)

Basic and diluted net loss per share	$(0.58)	$(0.38)	$(1.01)	$(1.07)
Basic and diluted weighted average number of common shares outstanding	21,475	15,619	21,463	11,670

FLEXION THERAPEUTICS

SELECTED BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2015	2014
Cash and cash equivalents	$28,340	$103,098
Marketable securities	99,035	48,527
Total current assets	128,795	152,127
Working capital	122,680	145,328
Total assets	131,788	153,377
Total notes payable	—	3,593
Total stockholders’ equity (deficit)	125,660	144,942

CONTACTS:

Media Contact

Jamie Lacey-Moreira

PressComm PR, LLC

T: 410-299-3310

jamielacey@presscommpr.com

Corporate Contact

Lisa Davidson, MBA

Vice President, Finance and Administration

Flexion Therapeutics

T: 781-305-7765

ldavidson@flexiontherapeutics.com